Addendum 1
To
Asset Purchase Agreement

On March 12, 2010, Amerilithium Corp., or its designee ("Purchaser") and GeoXplorCorporation, a Nevada corporation ("Seller) entered into an asset purchase agreement.

Pursuant to Paragraph 3. Payment of Purchase Price, Purchaser was to provide work commitments for the Property purchase of up to USD $1,000,000 over three years. A portion ($90,000) of the certain expenditure commitments to be made by the end of year 2 totaling $400,000 has not been made. Seller is willing to forego the year 2 deadline in exchange for stock valued at $13,500. The Purchaser has agreed to pay the delinquent $90,000 commitments and meet the year 3 commitments. The price per common stock shall be based upon the lowest adjusted closing price in the previous five days of trading as reported by Yahoo Finance.

IN WITHNESS WHEREOF, the parties hereto have executed this Amendment to the Asset Purchase Agreement dated March 12, 2012 as of March 20, 2012.

Purchaser:

Amerilithium Corp.

By:
MatthewWorrall

Seller:

GeoXplor Corporation

By:
E. Clive Ashworth